Exhibit 99.8
Levine Leichtman Capital Partners III, L.P.
335 North Maple Drive, Suite 240
Beverly Hills, CA 90210
June 30, 2006
Butler International, Inc.
Butler Service Group, Inc.
Butler Services International, Inc.
Butler Telecom, Inc.
Butler Services, Inc.
Butler Utility Service, Inc.
Butler Publishing, Inc.
110 Summit Avenue
Montvale, New Jersey 07645
Re: Securities Purchase Agreement - Letter Agreement
Ladies and Gentlemen
     Reference is made to the Securities Purchase Agreement, dated the date hereof, (the “Agreement”) by and among Butler International, Inc., a Maryland corporation, (the “Parent”), Butler Service Group, Inc., a New Jersey corporation (“BSG”), Butler Services International, Inc., a Delaware corporation (“BSI”), Butler Telecom, Inc., a Delaware corporation (“Butler Telecom”), Butler Services, Inc., a Delaware corporation (“Butler Services”), Butler Utility Service, Inc., a Delaware corporation (“Butler Utility”), Butler Publishing, Inc., a Delaware corporation (“Butler Publishing” and together with Parent, BSG, BSI, Butler Telecom, Butler Services, and Butler Utility, are referred to hereinafter each individually as “Company”, and individually and collectively, jointly and severally, as the “Companies”), Parent’s subsidiaries signatory thereto as guarantors and Levine Leichtman Capital Partners III, L.P., a California limited partnership (the “Purchaser”). Terms used but not defined in this Letter Agreement that are defined in the Agreement have the meanings set forth in the Agreement.
     1. Certain Defined Terms
     “Designated Indebtedness” shall mean the outstanding obligations due and owing in respect to any Indebtedness of the Companies in the form of a term loan other than (a) the principal balance of the Loans (as defined in the Bank Credit Documents) outstanding under the Bank Credit Documents as of the Closing Date and (b) the principal balance of the Notes outstanding as of the Closing Date.
     “Montvale Property” shall mean that certain real property owned by Butler Realty located at 110 Summit Avenue, Montvale, New Jersey 07645, and as more properly described in Schedule 1 attached hereto.

     “U.S. Government Obligations” shall mean securities that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as full faith and credit obligations by the United States of America, that, in either case, are not callable or redeemable at the option of the issuer thereof and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligations or a specific payment of interest on or principal of any such U.S. Government Obligations held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt for any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of interest on or principal of the U.S. Government Obligations evidenced by such depository receipt.
     2. Agreement
     (a) On or before March 31, 2007, the Companies shall have prepaid or defeased at least $7,000,000 of the aggregate outstanding principal balance of the Designated Indebtedness exclusive of any prepayments or other repayments made out of or otherwise as a result of any sale, lease, transfer or disposition of any asset of any Company Party (other than the sale of the Montvale Property) (the “Debt Reduction”).
     (b) In the event the Designated Indebtedness shall not have been prepaid on or before March 31, 2007 as required pursuant to clause (a) above, the Applicable Interest Rate (as defined in the Notes) shall be increased by one (1) percentage point (the “Increased Applicable Interest Rate”). The Increased Applicable Interest Rate shall begin to accrue on April 1, 2007 and shall continue until such time as the Designated Indebtedness is prepaid or defeased in the amount required pursuant to clause (a) above.
     (c) Immediately upon consummation of the sale or other disposition of the Montvale Property, the proceeds of such sale shall be applied first, to purchase the U.S. Government Obligations that shall be payable as to principal and interest in such amounts and at such times as are sufficient to pay the principal of and interest on the outstanding obligations due and owing under the GMAC Credit Documents on the dates such installments are due to redemption or stated maturity, second, to the outstanding Loans until paid in full, and third, to the outstanding principal amount of the Notes.
     This Letter Agreement shall be governed by the internal laws of the State of California. This Letter Agreement is an Investment Document under the Agreement and may be executed in any number of counterparts and by different parties on separate counterparts. Each of such counterparts shall be deemed to be an original, and all of such counterparts, taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Letter Agreement by telefacsimile shall be equally effective as delivery of a manually executed counterpart.

     Except as, and then only to the extent otherwise required by disclosure requirements under applicable securities law, the Companies will not disclose this Letter Agreement or its contents to any person other than to its counsel and to its financial advisors on a need to know basis.

Very truly yours,

LEVINE LEICHTMAN CAPITAL PARTNERS, INC.,
a California corporation

On behalf of LEVINE LEICHTMAN CAPITAL PARTNERS III, L.P., a California limited partnership

By:	/s/ Steven Hartman
Name: Steven Hartman
Title: Vice President

ACCEPTED AND AGREED:

BUTLER INTERNATIONAL, INC.,
a Maryland corporation

By:
Name:
Title:

BUTLER SERVICE GROUP, INC.,
a New Jersey corporation

By:

Name:
Title:

BUTLER SERVICES INTERNATIONAL, INC.,
a Delaware corporation

By:

Name:
Title:

BUTLER TELECOM, INC.,
a Delaware corporation

By:

Name:
Title:

BUTLER SERVICES, INC.,
a Delaware corporation

By:

Name:
Title:

BUTLER UTILITY SERVICE, INC.,
a Delaware corporation

By:

Name:
Title:

BUTLER PUBLISHING, INC.,
a Delaware corporation

By:

Name:
Title:

Schedule 1
Description of Montvale Property